Exhibit 99.2

Stock Symbols:	TSX: NCT.U
OTCBB: AVPA.OB, AVPAW.OB, AVPAU.OB

August 24, 2007

AD.VENTURE PARTNERS, INC. COMPLETES ACQUISITION OF
180 CONNECT INC.

TORONTO, Ontario and NEW YORK, New York— August 24, 2007—Ad.Venture Partners, Inc. ("Ad.Venture") (OTCBB: AVPA.OB, AVPAW.OB, AVPAU.OB), together with its wholly-owned subsidiaries 180 Connect Exchangeco Inc. ("Purchaser") and 1305699 Alberta ULC ("Canco"), and 180 Connect Inc. ("180 Connect" or the "Company") (TSX: NCT.U) announced today that Ad.Venture has completed the previously announced acquisition of 180 Connect.

Under the terms of the acquisition, Purchaser acquired all of the issued and outstanding common shares of 180 Connect pursuant to a plan of arrangement under the Canada Business Corporations Act (the "Arrangement") in exchange for 13,643,183 shares of Ad.Venture common stock and 2,779,260 exchangeable shares of Purchaser. As part of the Arrangement, all outstanding options to purchase 180 Connect common shares were exchanged for options to purchase shares of Ad.Venture common stock.

Each exchangeable share is exchangeable for one share of Ad.Venture common stock, subject to adjustment, at the option of the holder and will be redeemable or purchasable at the option of Purchaser or Canco on August 24, 2009 or earlier upon the occurrence of certain specified events.

As a result of completing the Arrangement 180 Connect is now an indirect wholly-owned subsidiary of Ad.Venture. 180 Connect intends to apply to delist its common shares from the Toronto Stock Exchange and to cease to be a reporting issuer in Canada. In connection with closing of the Arrangement, Ad.Venture changed its name to 180 Connect Inc. Ad.Venture has applied to list its common stock, warrants and units on the NASDAQ to trade under the symbols "CNCT", "CNCTW" and "CNCTU", respectively. Pending listing on the NASDAQ, Ad.Venture’s common stock, warrants and units will continue to trade on the OTCBB under the symbols AVPA.OB, AVPAW.OB and AVPAU.OB respectively.

All of the proceeds from Ad.Venture's trust account, after payment of transaction expenses for Ad.Venture and deferred underwriting fees from its initial public offering in the aggregate amount of $37.9 million, remain in 180 Connect to be used to pay transaction expenses of 180 Connect in connection with the arrangement and for working capital and debt reduction purposes and potential acquisitions.

“We are very pleased to have reached the successful conclusion of this very complex process and are grateful to the many investors who supported the company and continue to validate our business model. We are eager to proceed with the task of creating a uniquely capable, diversified brand name in the US market,” stated Mr. Brian McCarthy, Executive Chairman of 180 Connect. “We continue to believe strongly in the growth prospects for our business, fueled by increasing customer demand and supported by a robust market in North America. As the past few years have shown, 180 Connect views the markets in which we operate as a terrific source of opportunity to find and create value,” Mr. McCarthy continued. “This transaction creates an extraordinary opportunity for our Company to meet the growing demand in our markets and to further establish valuable relationships that will allow us to make the most of those opportunities. We are delighted to have completed this process with a partner that shares our enthusiasm to grow the business.”

“180 Connect has been acknowledged as a leader in the installation, integration and fulfillment services sector and its management team, led by Brian McCarthy and Peter Giacalone, has the skills, experience and vision to enhance and grow the business in order to create substantial shareholder value,” stated Mr. Howard Balter, Chief Executive Officer of Ad.Venture Partners. “This is a great opportunity to acquire and grow a business that has established an extraordinary record in delivering world class customer service solutions to customers across North America. We expect to continue to build on those capabilities and to seek out new opportunities to realize them,” Mr. Balter continued. “180 Connect has an exceptionally strong management team and we share their vision for the future. We are committed to the business and based on the Company's expertise, solid relationships, North American footprint and highly talented employee base, we believe and are excited about the substantial opportunities to drive profitable revenue expansion and to further leverage the service platform to pursue additional growth opportunities.”

About 180 Connect

180 Connect Inc. is one of North America's largest providers of installation, integration and fulfillment services to the home entertainment, communications and home integration service industries. With more than 4,000 skilled technicians and 750 support personnel based in over 85 operating locations, 180 Connect is well positioned as the only pure play national residential service provider in the market.

Forward-Looking Statements

This news release contains forward-looking statements which reflect management's expectations regarding the future growth, results of operations, performance and business prospects and opportunities. Statements about future plans and intentions, results, levels of activity, performance, goals or achievements or other future events constitute forward-looking statements. Wherever possible, words such as "may", "should", "could", "expect", "plan", "intend", "anticipate", "believe", "estimate", "predict" or "potential" or the negative or other variations of these words, or other similar words or phrases, have been used to identify these forward-looking statements. These statements reflect management's current beliefs and are based on information currently available to management. Forward-looking statements involve significant risk, uncertainties and assumptions. See "Risk Factors" contained in Ad.Venture's Form S-4/proxy statement dated August 9, 2007 and contained in the Company's Annual Information Form for the year ended December 31, 2006 and its Management Information Circular dated July 6, 2007. Many factors, including those discussed under "Risk Factors", could cause actual results, performance or achievements to differ materially from the results discussed or implied in the forward-looking statements. These factors should be considered carefully and prospective investors should not place undue reliance on the forward-looking statements. Although the forward-looking statements contained in this news release are based upon what management believes to be reasonable assumptions, no assurance can be given that actual results will be consistent with these forward-looking statements. These forward-looking statements are made as of the date of this news release and Ad.Venture, Purchaser, Canco or the Company assumes no obligation to update or revise them to reflect new events or circumstances, except as required by law.

For information please contact the following or visit our website at www.180connect.net.

Claudia A. Di Maio	Devlin Lander
Director Investor Relations	Integrated Corporate Relations

TEL: 866.995.8888	TEL.:415.292.6855
DIRECT LINE: 416. 930.7710
EMAIL: cdimaio@180connect.net